Exhibit (d)(2)

MUTUAL CONFIDENTIAL DISCLOSURE AND NON-USE AGREEMENT

THIS MUTUAL NON-DISCLOSURE AGREEMENT (“Agreement”) is made effective as of December 19, 2024 (the “Effective Date”), by and between CHIMERIX, INC., a Delaware corporation, and JAZZ PHARMACEUTICALS PLC, a Public Limited Company organized under the laws of Ireland, for the purpose of assuring the protection and preservation of the confidential and/or proprietary nature of information to be made available by each party to the other in connection with discussions or negotiations between the parties regarding a proposed business relationship (a “Business Relationship”).

The parties hereby agree as follows:

1. Confidential Information. Subject to the limitations set forth in Section 2, all information disclosed by or on behalf of one party (or its delegates) to the other party, whether in oral, written, graphic, electronic or other form, shall be deemed to be “Confidential Information” of the disclosing party (the “Disclosing Party”). In particular, Confidential Information may include, without limitation, trade secrets, know-how, inventions, ideas, discoveries, developments, designs, techniques, tangible and intangible information, chemical compounds, building blocks, chemical libraries, reaction protocols for chemical libraries, chemical structures, chemical design and model relationship data, chemical databases, assays, samples, media and other biological materials, procedures and formulations for producing any such materials, products, processes, drawings, improvements, formulas, equations, methods, developmental or experimental work, research or clinical data, instruments, devices, computer software and hardware, and information regarding research, development, current and proposed products and services, marketing and selling, business plans, business methods, budgets, finances, licensing, collaboration and development arrangements, prices and costs, buying habits and practices, contact and mailing lists and databases, vendors, customers and clients, potential business opportunities and Personal Information (as defined hereafter). For the purposes of this Section 1, “Personal Information” means any information relating to any natural person who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural, or social identity of that natural person. Personal Information includes, without limitation, names, email addresses, social security numbers, dates and places of birth, mothers’ maiden names, biometric records, and medical, educational, financial, and employment information.

2. Exceptions. Confidential Information of a Disclosing Party shall not include information that the other party (the “Receiving Party”) can demonstrate by competent written proof: (a) is now, or hereafter becomes, through no breach of this Agreement by the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its pre-existing written records; (c) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure; or (d) is hereafter independently developed by the Receiving Party without reference to or reliance upon Confidential Information and without any breach of this Agreement.

1.

3. Non-Disclosure and Non-Use Obligations. The Receiving Party shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any third party. The Receiving Party may use Confidential Information solely for the purpose of evaluating and pursuing a Business Relationship, and for no other purpose. The Receiving Party shall not use Confidential Information for any purpose or in any manner that would constitute a violation of any laws or regulations, including, without limitation, any applicable export control laws. The Receiving Party shall only permit access to Confidential Information to those of the Receiving Party’s directors, officers, employees and other authorized representatives (collectively, “Representatives”) who have a need to know such information in order to accomplish the purposes of this Agreement and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as stringent as those contained herein. The Receiving Party shall be responsible for any breach of this Agreement by any of its Representatives. The Receiving Party shall immediately notify the Disclosing Party in the event of any loss or unauthorized disclosure of any Confidential Information.

4. Authorized Disclosure. Notwithstanding the provisions of Section 3, the Receiving Party may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body having jurisdiction or is otherwise required by law or regulation, provided that the Receiving Party shall give reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, shall cooperate with the Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, or to obtain other confidential treatment of such Confidential Information.

5. Standstill. JAZZ PHARMACEUTICALS PLC agrees that, for a period of six months from the Effective Date (the “Standstill Period”), neither JAZZ PHARMACEUTICALS PLC nor any of its affiliates may, without the prior written consent of Chimerix’s Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of Chimerix, (ii) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise or any assets of Chimerix or any division thereof; (iii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the United States Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Chimerix; (iv) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Chimerix or its securities or assets (each transaction described in the foregoing clauses (i), (ii), (iii) and (iv), a “Business Combination”); or (v) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in connection with any of the foregoing ; provided, however, that nothing in this paragraph shall prohibit JAZZ PHARMACEUTICALS PLC from making a confidential proposal to Chimerix’s Board of Directors as a whole, to one or more individual directors or to the Chief Executive Officer, for a Business Combination in a manner that is not intended to, and could not reasonably be expected to, require Chimerix or its Board of Directors to make any public disclosure with respect thereto.

2.

Notwithstanding anything to the contrary in this letter agreement, the Standstill Period shall automatically terminate upon Chimerix entering into a definitive agreement relating to an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” means: (i) any direct or indirect sale of 50% or more of Chimerix’s outstanding voting securities or 50% or more of the consolidated assets (based on market value) of Chimerix and its affiliates, taken as a whole; (ii) any tender or exchange offer that, if consummated, would result in any person or “group” (as defined under the Exchange Act) beneficially owning 50% or more of Chimerix’s outstanding voting securities, or (iii) any merger or other business combination in which Chimerix’s stockholders immediately prior to such transaction would hold less than 50% of the outstanding voting power of the Chimerix or the surviving entity (or its ultimate parent entity) following the transaction.

6. Copies. Confidential Information shall not be reproduced by the Receiving Party in any form except as required to accomplish the intent of this Agreement. Any reproduction by the Receiving Party of any Confidential Information of the Disclosing Party shall be and remain the property of the Disclosing Party and shall contain any and all confidential or proprietary notices or legends which appear on the original. All Confidential Information (including all copies thereof) shall at all times remain the property of the Disclosing Party. Upon termination or expiration of this Agreement, or at the Disclosing Party’s earlier request, the Receiving Party shall return to the Disclosing Party or destroy (and certify in writing the destruction of) all Confidential Information (including all copies thereof) in the Receiving Party’s possession; provided, however, that the Receiving Party may retain a single copy of the Confidential Information in the Receiving Party’s legal archives for the sole purpose of monitoring compliance with its continuing obligations hereunder. Further, Receiving shall not be required to alter, modify, delete or destroy back-up media made in the ordinary course of business and stored in a manner designed to prevent unauthorized access or use of the Confidential Information.

7. No License. The Receiving Party acknowledges and agrees that nothing contained in this Agreement shall be construed as granting, expressly or by implication, to the Receiving Party any right or license to any inventions, patent rights, copyrights, trademarks or other intellectual property rights of the Disclosing Party. Nothing in this Agreement grants the Receiving Party the right to retain, distribute or commercialize any Confidential Information, or to use it in any manner other than as expressly permitted by Section 3. Nothing in this Agreement shall impose any obligation upon either party to negotiate or consummate a Business Relationship or any other transaction with the other party, to continue discussions with the other party, or to prevent either party from pursuing similar discussions, negotiations and business relationships with third parties.

8. No Warranties. The Confidential Information is provided “as is.” THE DISCLOSING PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. Without limiting the generality of the foregoing, the Disclosing Party makes no warranty as to the accuracy or completeness of the Confidential Information. Neither the Disclosing Party nor any of its Representatives will have any liability to the Receiving Party or to any of the Receiving Party’s Representatives relating to or resulting from the use of any of the Disclosing Party’s Confidential Information or any inaccuracies or errors therein or omissions therefrom, except as may be provided in any additional definitive written agreement entered into by the parties.

3.

9. Term. This Agreement shall continue in full force for a period of one (1) year from the Effective Date. This Agreement may be terminated by either party at any time upon 30 days’ written notice to the other party. The provisions of Sections 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 16 and 17 of this Agreement, including the parties’ respective rights and obligations thereunder, shall survive expiration or any termination of this Agreement and continue for a period of five (5) years from the date of such expiration or termination. Notwithstanding the foregoing, trade secrets shall be treated as Confidential Information for as long as they retain their status as trade secrets.

10. Entire Agreement. This Agreement constitutes the final and entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect to such subject matter. This Agreement may not be amended except by a writing signed by both parties hereto.

11. Non-Waiver. The waiver from time to time by a party of any of its rights or its failure to exercise any right or remedy shall not operate or be construed as a continuing waiver of same or of any other of such party’s rights or remedies provided in this Agreement. No waiver by a party of a particular provision, right or remedy shall be effective unless in writing and signed by such party.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

13. Injunctive Relief. Each party hereby acknowledges and agrees that in the event of any breach of this Agreement by such party, including, without limitation, the actual or threatened disclosure or unauthorized use of Confidential Information that no remedy at law would adequately protect or appropriately compensate the other party for such injury. Accordingly, each party agrees that in such an event, the other party shall be entitled to equitable relief.

14. Severability. If any provision of this Agreement is found by a court or other governmental authority of competent jurisdiction to be unenforceable or invalid, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law.

15. Successors and Assigns. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors and permitted assigns. Neither party shall assign or delegate its obligations under this Agreement, either in whole or in part, without the prior written consent of the other party.

16. Notice. Any notice permitted or required to be given under this Agreement shall be in writing and shall be delivered by personal delivery, by any method of mail (postage prepaid) requiring return receipt, by overnight courier, or by facsimile, to the party to be notified at its address given on the signature page of this Agreement, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries; or (d) if delivered by facsimile, receipt of automatically-generated confirmation of facsimile transmission.

4.

17. Interpretation. The headings preceding the text of the sections of this Agreement are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

18. Counterparts. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

5.

IN WITNESS WHEREOF, the parties have, by duly authorized persons, executed this Agreement as of the Effective Date.

CHIMERIX, INC.		JAZZ PHARMACEUTICALS PLC

By:	/s/ Michael Alrutz	By:	/s/ Hugh Kiely
Name:	Michael Alrutz	Name:	Hugh Kiely
Title:	SVP & General Counsel	Title:	VP Taxation & Treasury

Address:		Address:

2505 Meridian Parkway, Suite 100		Waterloo Exchange, Waterloo Road, Dublin 4
Durham, NC 27713		Attn: Legal Department
USA		E-mail: Jazz_Notices@jazzpharma.com
Attention: Legal Dept
E-mail: malrutz@chimerix.com

6.